As filed with the Securities and Exchange Commission on June 13, 2017.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

Securities Act of 1933

______________________

SHOE CARNIVAL, INC.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1736614 (I.R.S. Employer Identification No.)
7500 East Columbia Street Evansville, Indiana (Address of principal executive offices)	47715 (Zip Code)

SHOE CARNIVAL, INC.

2017 EQUITY INCENTIVE PLAN
(Full title of the plan)

Clifton E. Sifford

President and Chief Executive Officer

7500 East Columbia Street

Evansville, Indiana 47715

(Name and address of agent for service)

(812) 867-6471

(Telephone number, including area code, of agent for service)

Copy to:

Janelle Blankenship

Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to

Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.01 par value per share	2,045,643 shares	$20.05	$41,015,143	$4,753.66
(1)	As described in the Explanatory Note in this registration statement, the number of shares of common stock, $0.01 par value per share (“Common Stock”) of Shoe Carnival, Inc. (the “Registrant”), registered hereby consists of (a) 1,000,000 shares issuable pursuant to the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), plus (b) up to 1,045,643 shares of Common Stock being registered to cover shares which were subject to outstanding awards under the 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”) as of June 13, 2017, the date that the Registrant’s shareholders approved the 2017 Plan (the “Outstanding Shares”). The Outstanding Shares will be available for future grants under the 2017 Plan to the extent that, on or after June 13, 2017, such awards expire, are cancelled, are forfeited or are settled for cash.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the 2017 Plan as a result of the anti-dilution and adjustment provisions described therein by reason of a stock split, stock dividend, recapitalization or any other similar transaction affected without the receipt of consideration which results in the increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sale prices per share of the Registrant’s Common Stock on June 7, 2017 as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE

The shareholders of Shoe Carnival, Inc. (the “Registrant” or the “Company”) approved the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) on June 13, 2017 (the “Effective Date”).  The following shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), are available for issuance under the 2017 Plan: (a) 1,000,000 shares of Common Stock (the “New Shares”), and (b) up to 1,045,643 shares of Common Stock which were subject to outstanding awards under the 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”) as of the Effective Date (the “Outstanding Shares”).  The Outstanding Shares will be available for future grants under the 2017 Plan to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash.  Upon shareholder approval of the 2017 Plan on the Effective Date, no new awards may be granted under the 2000 Plan.

 The purpose of this Registration Statement is to register the New Shares and the Outstanding Shares. A post-effective amendment to the Company’s Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2012 (Registration Statement No. 333-183748) is being filed contemporaneously with the filing of this Registration Statement to deregister the 266,493 shares of Common Stock that were previously authorized for issuance under the 2000 Plan and that, as of the Effective Date, were not issued under the 2000 Plan and were not subject to outstanding awards granted under 2000 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Company, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-21360), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 filed with the Commission on March 29, 2017 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, filed with the Commission on May 9, 2017, incorporated by reference into the Annual Report;
(2)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2017, filed with the Commission on May 31, 2017;
(3)	The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2017 and April 24, 2017; and
(4)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, to which the officers or directors are made a party because such persons are or were officers or directors of the corporation. An officer or director may be indemnified where he or she has acted in good faith and, in the case of conduct in the person’s official capacity with the corporation, he or she reasonably believed the conduct was in the corporation’s best interests, and in all other cases, he or she reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under a corporation’s articles of incorporation, by-laws or resolutions of the board of directors or shareholders.

The Company’s Amended and Restated Articles of Incorporation require that the Company, to the fullest extent permitted by the IBCL, indemnify, and advance expenses to, each of its now acting and former directors, officers, employees and agents, whenever any such currently acting or former director, officer, employee or agent is made a party or threatened to be made a party in any action, suit or proceeding by reason of his or her service as such with the Company.

The Company’s By-Laws require that the Company, to the fullest extent permitted by the IBCL, indemnify every person (and the estate, heirs and personal representatives of such person) who is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, partner, trustee, member, manager, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity (an “Eligible Person”) against all liability and reasonable expenses incurred by him or her in connection with or resulting from any pending, threatened, or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of the Company or any other corporation or otherwise), whether civil, criminal, administrative or investigative, formal or informal (a “Claim”), in which such Eligible Person may become involved, as a party or otherwise, by reason of the fact that he or she is or was an Eligible Person or by reason of any action taken or not taken by him or her in such capacity, if (1) (a) the Claim is terminated, whether on the merits or otherwise, without any finding of liability or guilt against him or her, (b) a court approves, with knowledge of the indemnity provided in the By-Laws, a settlement of the Claim, or (c) a reasonable period of time expires after the making or threatened making of the Claim without the institution of the same, without any payment or promise made to induce a settlement; (2) he or she is determined to have acted in good faith and in a manner he or she reasonably believed to be in, or at least not opposed to, the best interests of the Company; and (3) with respect to any criminal claim, he or she is determined to have had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. The Company’s By-Laws also provide that, to the fullest extent permitted by the IBCL, expenses incurred by an Eligible Person in defending any Claim must be paid by the Company in advance of the final disposition of such Claim promptly as they are incurred upon receipt of an undertaking by or on behalf of such Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification by the Company.

As permitted by the IBCL, the Company maintains a policy of directors’ and officers’ liability insurance, which insures against liabilities that directors or officers may incur in such capacities, which may include reimbursement of expenses incurred.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.
Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3-A to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2013).
4.2	By-Laws of Registrant, as amended to date (incorporated herein by reference to Exhibit 3-B to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2013).

4.3	Shoe Carnival, Inc. 2017 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders filed with the Commission on May 9, 2017).
5.1	Opinion of Faegre Baker Daniels LLP.
23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

Item 9.	Undertakings.

A.       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 13, 2017.

SHOE CARNIVAL, INC.

By	/s/ Clifton E. Sifford Clifton E. Sifford President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Company deems appropriate, and appoints each of Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Wayne Weaver	Chairman of the Board and Director	June 13, 2017
J. Wayne Weaver

/s/ Clifton E. Sifford	President, Chief Executive Officer and Director	June 13, 2017
Clifton E. Sifford	(Principal Executive Officer)

/s/ James A. Aschleman	Director	June 13, 2017
James A. Aschleman

/s/ Jeffrey C. Gerstel	Director	June 13, 2017
Jeffrey C. Gerstel

/s/ Andrea R. Guthrie	Director	June 13, 2017
Andrea R. Guthrie

/s/ Kent A. Kleeberger	Director	June 13, 2017
Kent A. Kleeberger

/s/ Joseph W. Wood	Director	June 13, 2017
Joseph W. Wood

/s/ W. Kerry Jackson	Senior Executive Vice President - Chief Operating	June 13, 2017
W. Kerry Jackson	and Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3-A to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2013).

4.2	By-Laws of Registrant, as amended to date (incorporated herein by reference to Exhibit 3-B to the Company’s Current Report on Form 8-K filed with the Commission on June 14, 2013).

4.3	Shoe Carnival, Inc. 2017 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders filed with the Commission on May 9, 2017).
5.1	Opinion of Faegre Baker Daniels LLP.
23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Deloitte & Touche LLP.
24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).